EXHIBIT 99.1

[LOGO] HARTE
HANKS	News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
January 29, 2004	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS FOURTH QUARTER AND FULL YEAR 2003 EPS GROWTH

Note: Harte-Hanks will hold a fourth quarter earnings conference call on January 29, 2004 at 10AM CST. The number is 888-730-9135 domestic or 773-756-4627 international. There will be a replay available shortly after the call through February 5. To access, please visit www.harte-hanks.com/earnings_audio/audio_stream.html or call 800-262-5125. Pass-code for the replay is 121693.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported fourth quarter 2003 diluted earnings per share of $0.28 on revenues of $255.7 million. These results compare to diluted earnings per share of $0.26 on $239.5 million in revenue for the fourth quarter of 2002.

The following table presents financial highlights of the company’s operations for the fourth quarter of 2003. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended December 31,
	2003	2002	% Change
Operating revenues	$255,721	$239,525	6.8%
Operating cash flow (1)	48,734	48,146	1.2%
Operating income	41,674	40,190	3.7%
Net income	24,978	24,199	3.2%
Diluted earnings per share	0.28	0.26	7.7%
Diluted shares (weighted average common and common equivalent shares outstanding) (2)	88,946	92,592	-3.9%

(1)	Operating income plus depreciation and amortization of $7.1 million and $8.0 million for 2003 and 2002, respectively.
(2)	Harte-Hanks completed a three-for-two split of its common stock in the form of a 50% stock dividend effective May 30, 2002. All share and per share amounts presented have been adjusted to reflect this three-for-two split.

For the year, diluted earnings per share were $0.97, on revenues of $944.6 million. These 2003 results compare to diluted earnings per share of $0.96, on revenues of $908.8 million in 2002.

The following table presents financial highlights of the company’s operations for 2003. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Twelve Months Ended December 31,
	2003	2002	% Change
Operating revenues	$944,576	$908,777	3.9%
Operating cash flow (1)	176,520	183,016	-3.5%
Operating income	146,487	150,288	-2.5%
Net income	87,362	90,745	-3.7%
Diluted earnings per share	0.97	0.96	1.0%
Diluted shares (weighted average common and common equivalent shares outstanding) (2)	89,982	94,872	-5.2%

(1)	Operating income plus depreciation and amortization of $30.0 million and $32.7 million for 2003 and 2002, respectively.
(2)	Harte-Hanks completed a three-for-two split of its common stock in the form of a 50% stock dividend effective May 30, 2002. All share and per share amounts presented have been adjusted to reflect this three-for-two split.

By presenting operating cash flow and free cash flow, the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including operating cash flow, defined as operating income plus depreciation and amortization, and free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes these are important measures of the operational strength of its business.

Commenting on the fourth quarter 2003 performance, Chief Executive Officer Richard Hochhauser said “Overall, fourth quarter performance continued the positive trend that we saw in our third quarter results.”

“Shoppers had another great quarter. Operating income increased 10.7% on revenue growth of 12.1%. The year-over-year revenue growth was enhanced by the once every six years occurrence of the addition of one extra publication week in the fourth quarter of 2003. Shopper growth was driven by ROP (in-book advertising), especially real estate and employment related advertising.”

“In the fourth quarter, direct marketing revenue grew 3.8% over the prior year with operating income down 1.8%. All of our vertical markets except retail showed revenue growth in the quarter, with healthcare/pharma and select markets up slightly, high-tech/telecom up mid-single digits, and our best performer, financial services, up in the mid-teens. This was the first increase for financial services since the fourth quarter of 2000.”

Commenting on full year 2003 performance, Hochhauser said, “While 2003 was another challenging year, we are pleased with the solid operating results our people delivered. Diluted earnings per share increased 1.0% on a revenue increase of 3.9%. Our business continues to be a strong generator of cash with $85.5 million of free cash flow in 2003. This was a decline from 2002, influenced by a return to historical norms of capital in 2003 whereas capital expenditures in 2002 were significantly lower than in previous years. We measure free cash flow as net income plus depreciation and amortization less capital expenditures.”

“Shoppers had another great year. Operating income for 2003 increased 4.6% on 7.4% revenue growth. Shopper revenue and operating income has grown every year since 1994, which really highlights the effectiveness of the shopper leadership team and product.”

“Direct marketing had a challenging first half of 2003, which was difficult to recover from and shows in the full year results with operating income declining 8.6%. Revenue stabilized in the first half of 2003 and was followed by modest growth in the second half with the year ending up 1.9%. Overall for direct marketing we are more optimistic going into 2004 than we have been for a few years now.”

Concluding, Hochhauser said, “The year started slow with the war and economy negatively impacting our business. We are encouraged, however, by our second half performance and expect these positive trends to continue. With signs of an improving marketplace and our investments in people and products in 2003 beginning to show returns, we believe we will deliver improved earnings per share growth in 2004.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the fourth quarter included:

•	Harte-Hanks expanded its relationship with a large technology company by signing a three-year agreement to provide database management services. Harte-Hanks solution includes marketing data management, campaign response handling and campaign list selection for the technology company’s Europe, Middle East and Africa (EMEA) region focused on business-to-business markets.

•	Harte-Hanks entered into an agreement with an investment management firm to build and host the management firm’s investor marketing database. Harte-Hanks solution includes using Harte-Hanks Allink® Customer Data Management to provide a complete, unified and multi-level view from disparate data sources to enable the investment firm to plan, test, execute, analyze and track multi-segment, multi-channel promotions over time.

•	Harte-Hanks expanded its relationship with a diversified financial services company to provide a lead generation program. Harte-Hanks solution includes an inbound/outbound telemarketing lead generation campaign for the financial services firm’s home equity division.

•	Harte-Hanks Trillium Software System® has been certified for Oracle® Warehouse Builder 10g from Oracle Corporation. As a result, the Trillium Software Connector for Oracle solutions can now be integrated with Oracle Warehouse Builder for improved data management capabilities. Additionally, Trillium has received Delivery Point Validation from the United States Post Office. Delivery Point Validation, which authenticates the accuracy of mailings, is now available as part of Trillium Software System.

•	Harte-Hanks and Harte-Hanks Trillium Software System® were both listed in the DM Review 100 that recognizes the top 100 companies serving the business intelligence community. The listing, which appeared in the publication’s December 2003 issue, signifies the third consecutive year that Harte-Hanks has been named to the list and the sixth consecutive year for Trillium Software.

•	Harte-Hanks Shoppers Northern California PennySaver began the transition to its new manufacturing facility and is expected to be fully moved by the end of March, 2004. The new facility and associated equipment investment will provide Shoppers the needed capacity for significant geographic expansion in Northern California.

•	Harte-Hanks Shoppers launched Dreams, a four-color heatset magazine targeting travel and entertainment advertisers. The product is inserted into the PennySaver in higher-income markets of Southern California.

Other highlights for 2003:

Direct Marketing:

•	Harte-Hanks entered into an agreement with a large financial services company to provide database build, database management and data analytics services. Harte-Hanks solution includes using Harte-Hanks Allink® Customer Data Management to provide a complete, unified and multi-level view from disparate data sources to enable the investment firm to plan, test, execute, analyze and track multi-segment, multi-channel promotions over time.

•	Harte-Hanks signed a multi-year renewal with a leading financial management and advisory company to provide literature fulfillment and digital print on demand services.

•	Harte-Hanks entered into an agreement with a large specialty retailer to provide a number of direct marketing services. Harte-Hanks solution will include data processing, mailing and logistic services for the retailer.

•	Harte-Hanks signed an agreement with a major automotive manufacturer to design, develop and construct a marketing portal for its dealers to support their customer service marketing efforts. Harte-Hanks solution will allow the dealers to create customized, flexible, targeted marketing campaigns aimed at their service customers.

•	Harte-Hanks entered into an agreement with a large provider of business products to design, develop and host a business-to-business marketing database. Harte-Hanks solution includes Allink® Business Advantage, a results-based marketing solution that uses an integrated approach to deliver in-depth customer intelligence enabling business-to-business marketers to plan and execute multi-channel marketing campaigns and then use the results to drive higher sales, more loyal customers, and continued marketing success.

•	Harte-Hanks expanded its services with a major biotechnology firm to provide database, analytics and services in support of important segmentation strategies between direct sales and promotional support of the firm’s portfolio of new and mature product lines.

•	Harte-Hanks expanded its relationship with a large retailer to provide service bureau and database marketing services. Harte-Hanks solution includes Allink® Retail, a results-focused marketing solution that optimizes customer relationships and enables retailers to manage, coordinate and deliver targeted marketing campaigns across all channels with ease and effectiveness.

•	Harte-Hanks extended its relationship with a large technology company to provide customer care services on a global basis, provide emergency contingency customer support and a save and retention program for product subscriptions that are expiring. The global support solution services the Asia-Pacific region.

•	Expanding upon its leadership in direct marketing, Harte-Hanks continued to develop new solutions and enhance its products through many new strategic initiatives:

•	Harte-Hanks released Trillium Software System® Version 6 Unicode Edition for the Chinese and Korean markets. This data quality solution enables global companies to ensure consistent and accurate data across multiple mission-critical customer relationship management, enterprise resource planning and data warehousing applications, and further broadens the reach of Trillium Software into the increasingly important Asian market.

•	Harte-Hanks Trillium Software System® received “SAP Certified Integration for Business Address Services – Postal Validation” for its data quality software product. The Trillium Software Connector for SAP® solutions, which is part of Trillium

Software System Version 6.0, now can be integrated within mySAP™ Business Suite of products.

•	Harte-Hanks expanded its CI Technology Database™, a market intelligence tool that profiles technology platforms at hundreds of thousands of business locations on three continents, to include data on small and medium-sized businesses. Over the past year Harte-Hanks has added comprehensive data on 220,000 small and medium-sized business locations in North America.

•	Harte-Hanks held its 24th annual customer Forum, selecting two cities for this year’s venue in mid-June: San Francisco (June 19-20) and New York (June 24-25). The theme was “Got Focus? Training for Smarter Marketing.” Combined, more than 300 customers participated, attending approximately 35 sessions and workshops covering a range of issues: loyalty marketing, database marketing, data segmentation, e-marketing, print on demand, among others. More than half the sessions featured case studies and client speakers in high-tech/telecom, retail, and financial services markets.

•	Harte-Hanks entered into an agreement with long-standing Australian partner Communiqué Direct that would allow Harte-Hanks the option to purchase Communiqué Direct in the future. The earliest an acquisition of Communiqué Direct could occur is August 1, 2004. Founded in 1992 and employing 30 persons, Communiqué Direct, located in a north suburb of Sydney, Australia, is a privately held firm that provides a range of marketing and information services for the business-to-business sector across the Asia-Pacific region.

Shoppers:

•	Harte-Hanks Shoppers expanded circulation in a number of markets during 2003:

•	Harte-Hanks Shopper publication The Flyer located in south Florida expanded by 27,700 households in the first quarter in the south Broward County market, expanded into 15,000 homes in Fort Lauderdale in the second quarter and added 66,000 homes to its circulation in the third quarter by expanding into the communities of Pompano Beach and Coconut Creek.

•	Harte-Hanks Shoppers Pennysaver publication in southern California increased its coverage of the Southeast Los Angeles market by 44,000 households and added 26,000 homes in the Silverlake neighborhood in the second quarter. Additionally, the PennySaver expanded into Bakersfield adding 167,000 homes in the third quarter.

•	Harte-Hanks Shoppers have invested in color capacity for the San Diego market. The San Diego PennySaver publication now has the capability of having spot color on every page including color classifieds.

•	Harte-Hanks Shoppers Northern California PennySaver partnered with the Girl Scouts of America in making the largest-ever temporary coin mural where over 2,000,000 pennies were used. Harte-Hanks and the Girl Scouts are the official record holders from Guinness Book of World Records.

Corporate:

•	Harte-Hanks paid a regular cash dividend of 3.0 cents per share in every quarter of 2003. Yesterday, the company announced a 33% increase in the quarterly dividend to 4.0 cents per share effective with the dividend payable March 15, 2004 to shareholders of record on March 1, which is the ninth dividend increase since the company went public in 1993 for the second time.

•	Harte-Hanks purchased 4.2 million shares of common stock during 2003 and 0.3 million in the fourth quarter. This leaves approximately 4.2 million shares under its current repurchase authorization. Since January 1997 the company has acquired 35.7 million shares under its repurchase program.

•	Harte-Hanks appointed Judy C. Odom and William F. Farley to the Company’s board of directors bringing board membership to ten directors. Ms. Odom most recently served as chief executive officer of Software Spectrum, Inc. She served in that position until Software Spectrum merged with Level 3 Communications in 2002. Mr. Farley is a banking industry veteran, most recently serving as Vice Chairman at U.S. Bancorp.

•	Harte-Hanks named Dean Blythe as Senior Vice President and Chief Financial Officer, and Jessica Huff as Vice President, Finance and Controller. Blythe previously served as Vice President, Legal and Secretary and Huff was previously Corporate Controller of Harte-Hanks.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 800 separate editions reaching more than 10 million households in California and Florida each week.

##

For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
In thousands, except per share data	2003	2002	2003	2002
Operating revenues	$255,721	$239,525	$944,576	$908,777
Operating expenses:
Payroll	88,389	83,082	336,333	324,733
Production and distribution	98,613	88,586	351,405	324,806
Advertising, selling, general and administrative	19,985	19,711	80,318	76,222
Depreciation and amortization	7,060	7,956	30,033	32,728

	214,047	199,335	798,089	758,489

Operating income	41,674	40,190	146,487	150,288

Other expenses (income):
Interest expense	205	332	855	1,208
Interest income	(36)	(116)	(168)	(274)
Other, net	394	637	1,895	2,004

	563	853	2,582	2,938

Income from operations before income taxes	41,111	39,337	143,905	147,350
Income tax expense	16,133	15,138	56,543	56,605

Net income	$24,978	$24,199	$87,362	$90,745

Basic earnings per common share	$0.29	$0.27	$0.99	$0.98

Weighted-average common shares outstanding	87,504	90,786	88,541	92,648

Diluted earnings per common share	$0.28	$0.26	$0.97	$0.96

Weighted-average common and common equivalent shares outstanding	88,946	92,592	89,982	94,872

Harte-Hanks, Inc.

Business Segment Information

	Three months ended December 31,			Twelve months ended December 31,
In thousands	2003	2002	% Change	2003	2002	% Change
OPERATING REVENUES:
Direct Marketing	$160,331	$154,401	3.8%	$584,804	$573,826	1.9%
Shoppers	95,390	85,124	12.1%	359,772	334,951	7.4%

Total operating revenues	$255,721	$239,525	6.8%	$944,576	$908,777	3.9%

OPERATING INCOME:
Direct Marketing	$23,352	$23,790	-1.8%	$76,641	$83,872	-8.6%
Shoppers	20,329	18,356	10.7%	78,007	74,564	4.6%
General corporate expense	(2,007)	(1,956)	-2.6%	(8,161)	(8,148)	-0.2%

Total operating income	$41,674	$40,190	3.7%	$146,487	$150,288	-2.5%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$5,754	$6,745	-14.7%	$24,508	$27,688	-11.5%
Shoppers	1,298	1,204	7.8%	5,493	5,008	9.7%
General corporate expense	8	7	14.3%	32	32	0.0%

Total depreciation and amortization	$7,060	$7,956	-11.3%	$30,033	$32,728	-8.2%

OPERATING CASH FLOW: (A)
Direct Marketing	$29,106	$30,535	-4.7%	$101,149	$111,560	-9.3%
Shoppers	21,627	19,560	10.6%	83,500	79,572	4.9%
General corporate expense	(1,999)	(1,949)	-2.6%	(8,129)	(8,116)	-0.2%

Total operating cash flow	$48,734	$48,146	1.2%	$176,520	$183,016	-3.5%

(A) Operating cash flow is defined as operating income plus depreciation and amortization.

Reconciliation of Net Income to Operating Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
In thousands	2003	2002	2003	2002
Net Income	$24,978	$24,199	$87,362	$90,745
Add: depreciation and amortization	7,060	7,956	30,033	32,728
Add: income tax expense	16,133	15,138	56,543	56,605
Add: interest expense	205	332	855	1,208
Add: other non-operating	394	637	1,895	2,004
Less: interest income	36	116	168	274

Operating cash flow	$48,734	$48,146	$176,520	$183,016

Reconciliation of Net Income to Free Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
In thousands	2003	2002	2003	2002
Net Income	$24,978	$24,199	$87,362	$90,745
Add: depreciation and amortization	7,060	7,956	30,033	32,728
Less: capital expenditures	6,232	5,454	31,915	17,358

Free cash flow	$25,806	$26,701	$85,480	$106,115

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	December 31, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$32,151	$25,026
Accounts receivable, net	152,703	137,679
Inventory	5,213	5,299
Prepaid expenses	13,816	14,070
Current deferred income tax asset	7,682	8,129
Other current assets	5,732	8,409

Total current assets	217,297	198,612

Property, plant and equipment, net	97,747	94,154
Goodwill, net	437,156	436,800
Other intangibles, net	2,667	3,267
Other assets	4,263	3,899

Total assets	$759,130	$736,732

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$47,891	$40,746
Accrued payroll and related expenses	22,808	21,854
Customer deposits and unearned revenue	48,658	41,775
Income taxes payable	7,776	9,338
Other current liabilities	6,939	8,048

Total current liabilities	134,072	121,761

Long-term debt	5,000	16,300
Other long-term liabilities	64,460	66,138

Total liabilities	203,532	204,199

Stockholders’ equity
Common stock, $1 par value, 375,000,000 shares authorized. 113,280,794 and 111,534,630 shares issued at December 31, 2003 and December 31, 2002, respectively	113,281	111,535
Additional paid-in-capital	235,996	216,149
Retained Earnings	798,974	722,231
Less treasury stock: 25,788,502 and 21,329,896 shares at cost at December 31, 2003 and December 31, 2002, respectively	(573,863)	(491,793)
Accumulated other comprehensive loss	(18,790)	(25,589)

Total stockholders’ equity	555,598	532,533

Total liabilities and stockholders’ equity	$759,130	$736,732